UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         August 3, 2005

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

     Effective as of April 8, 2005, Sun Healthcare Group, Inc. (the "Company") entered into the Fifth Amendment (the "Fifth Amendment") to Loan and Security Agreement (the "Agreement") with CapitalSource Finance LLC (in its individual capacity as a Lender and in its capacity as collateral agent) and the financial institutions listed on the signature pages thereof (the "Lenders"). The Fifth Amendment provided the Company with an overadvance of up to $10 million.  The Company provided mortgages on three of its facilities as additional collateral under the Loan Agreement.  This overadvance facility terminated upon the refinancing of those facilities with CapitalSource Finance LLC on August 3, 2005, and the borrowing base was adjusted accordingly.

     Effective as of August 10, 2005, the Company entered into the Sixth Amendment (the "Sixth Amendment") to the Agreement.  The Sixth Amendment, which terminates on August 19, 2005, provides the Company with a short-term overadvance of up to $4 million. The Sixth Amendment was entered into in order to provide the Company with additional liquidity consistent with the previously calculated borrowing base.

Item 7.01.   Regulation FD Disclosure

     On August 3, 2005, Sun Healthcare Group, Inc. ("Sun") conducted an investor conference call to discuss Sun's second-quarter results.  A transcript of the prepared comments made by Sun's management during the conference call is attached to this report as Exhibit 99.1.  The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or other securities laws, or that the transcript includes material investor information that is not otherwise publicly available.  In addition, Sun does not assume any obligation to update such information in the future.

Item 9.01.  Financial Statements and Exhibits

10.1

Sixth Amendment to Loan and Security Agreement (the "Agreement") dated as of August 10, 2005 by and among Sun Healthcare Group, Inc. (the "Company"), and each direct or indirect Subsidiary of the Company identified on the signature pages of the Agreement as a borrower, the financial institution(s) listed on the signature pages thereof, and their respective successors and assignees, and CapitalSource Finance LLC.

99.1	Transcript of Sun's investor conference call held on August 3, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jennifer L. Botter
Name: Jennifer L. Botter
Title: Sr. Vice President and Corporate Controller

Dated:  August 12, 2005